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                                                                      EXHIBIT 19

                                                                         ANNEX I

          Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares unless there are validly tendered and not withdrawn prior to the expiration date for the Offer that number of Shares which, when added to the Shares owned by the Purchaser, will represent at least 90% of the outstanding Shares on a fully diluted basis (without giving pro forma effect to the potential issuance of any Shares issuable under the Option Agreement) on the date of purchase (the "Minimum Condition"); provided, however,
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that the Minimum Condition must be waived by the Purchaser and the Revised
Minimum Number substituted therefor as contemplated, and to the extent required, by Section 1.1(d) of the Merger Agreement. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares if, at the scheduled expiration date, (i) any applicable waiting period under the HSR Act has not expired or terminated prior to termination of the Offer, or (ii) any of the following events shall have occurred and be continuing:

          (a) there shall be pending any suit, action or proceeding by any United States or United Kingdom Governmental Entity against the Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of the business or assets of Parent and its Subsidiaries, taken as a whole, or all or a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) subject to the limitations under Section 1101(e) of the California General Corporation Law,

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seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable (pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger) or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is likely to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the London Stock Exchange, the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or United States or United Kingdom calamity directly or indirectly involving the United States or the United Kingdom (other than an action involving solely U.N. personnel or support of U.N. personnel),
(iv) any limitation (whether or not mandatory) by any United States or United Kingdom Governmental Entity on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, which, in the case any of the foregoing, in the reasonable judgment of Parent, makes it impractical to proceed with the acceptance of Shares for payment pursuant to the Offer or the payment therefor;

          (d) the representations and warranties of the Company set forth in the Merger Agreement that are not qualified by reference to Company Material Adverse Effect were not true and correct in any respect, or any other such representations or warranties were not true and correct in any respect that (when taken together with all other such representations and warranties not true and correct) would likely have a Company Material Adverse Effect (i) in the case of any representation or warranty which addresses matters as of a particular date, as of such date, or (ii) in the

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case of all other representations and warranties, as of the date of this
Agreement and as of the scheduled expiration of the Offer.

          (e) since the date of this Agreement, there shall have occurred any change that constitutes (or that would likely constitute) a Company Material Adverse Change;

          (f) the Board of Directors of the Company or any committee thereof shall have withdrawn or materially modified in a manner adverse to Parent or the Purchaser or its recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal;

          (g) the Company shall have failed to perform or to comply in any material respect with any agreement or covenant to be performed or complied with by it under this Agreement;

          (h) The London Stock Exchange shall have failed to admit to the Official List of the London Stock Exchange the New Shares or such admission shall have not become effective in accordance with paragraph 7.1 of the listing rules of the London Stock Exchange ; provided, however, that this condition to
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the Offer shall be deemed to have been met if, assuming the Purchaser had accepted the Shares for payment in the Offer, such Admission would be substantially certain to occur; and

          (i) the Merger Agreement shall have been terminated in accordance with its terms.


          The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of this Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

          The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger
                                                                     ------
Agreement" shall be deemed to refer to the Agreement to which this Annex I is
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appended.


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